NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), will be held at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas, on Thursday, May 27, 2004, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.	To elect five directors to hold office for a one-year term until the 2005 Annual Meeting of the Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To consider and act upon ratification and approval of the selection of the accounting firm of KPMG LLP as the independent auditors of Duckwall for the fiscal year ending January 30, 2005;

3.	To consider and act upon any other matters which may properly come before the Annual Meeting of the Stockholders or any adjournments thereof.

In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 9, 2004 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournments thereof.

All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Duckwall solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors /s/ Charles E. Bogan Charles E. Bogan Vice President and Secretary

April 30, 2004 Abilene, Kansas

DUCKWALL-ALCO STORES, INC.
401 Cottage Street Abilene, Kansas, 67410-2832

PROXY STATEMENT MAILED ON APRIL 30, 2004

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2004

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, May 27, 2004, and at any adjournment or adjournments thereof (the “Annual Meeting”). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

This Proxy Statement and the enclosed form of proxy were first mailed to the Company’s stockholders on or about April 30, 2004.

Proxies

You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders’ instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG LLP as Duckwall’s independent auditors for the fiscal year ending January 30, 2005, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company’s Common Stock as of the close of business on April 9, 2004 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, 4,317,619 shares of the Company’s Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose.

The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, to ratify the selection of KPMG LLP as the Company’s independent auditors, and approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

This solicitation of proxies for the Annual Meeting is being made by the Company’s Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, the internet, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company’s transfer agent, will be paid by the Company.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas. The list also will be available at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of five directors. One of the purposes of this Annual Meeting is to elect five directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2005 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Board of Directors has designated Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Warren H. Gfeller as the five nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for both nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

The Board of Directors recommends that you vote for the election of Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Warren H. Gfeller as directors.

Nominees

The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.

Name	Age	Present Position With Duckwall	Director Since
Glen L. Shank	59	Chairman and President	1988
Dennis A. Mullin(1)	56	Director	1991
Lolan C. Mackey(2)	58	Director	1998
Jeffrey Macke(1)(2)	35	Director	1998
Warren H. Gfeller(1)(2)(3)	51	Director	2003

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Mr. Shank recommended Mr. Gfeller to the Board to fill the vacancy on the Board that occurred on December 31, 2003.

The business experience of each person nominated by the Board of Directors for election as a director at the Annual Meeting during the last five years is as follows:

Glen L. Shank has served as President of the Company since June 1988 and as Chairman of the Board since May 1991. Between 1982 and 1988, Mr. Shank served as Vice President of Merchandising of the Company. Prior to 1982, Mr. Shank served as a Buyer and as a Merchandise Manager for the Company. Mr. Shank has approximately 37 years of experience in the retail industry.

Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., and has served in various capacities with that company for more than the last five years. He also serves as a director of Commerce Bank, Kansas City.

Lolan C. Mackey is currently a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm. For 25 years, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc. From 1990 to 1994, he was Vice President of Store Planning. From 1994 to 1997, he was Vice President of International Operations.

Jeffrey Macke has been a partner and lead investor with JKM Investments, a San Francisco based hedge fund, since 1995. From 1993 to 1995, he was a senior consultant for Senn-Delaney/Arthur Andersen LLP.

Warren H. Gfeller has been owner of Stranger Valley Land Co., LLC, and Clayton-Hamilton Equities, LLC since 1991. He also serves as a director of Inergy LP, Zapata Corp., and Houlihan’s Restaurant Group.

Shareholder Nominations

Currently, the Board does not have a Nominating Committee or other committee of the Board performing similar functions. The independent members of the Board (“Independent Members”) perform the functions of a nominating committee and recommend to the Board for selection all nominees for election at shareholder meetings. Those members consist of Messers Lolan C. Mackey, Warren H. Gfeller, Dennis A. Mullin and Jeffrey Macke. The Board has determined that each of the Independent Members is independent under paragraph (d)(3)(iv) of Item 7 of Schedule 14A applying the definition of the term “independent director” under Rule 4200(a)(15) of the National Association of Securities Dealers.

The Independent Members evaluate each potential nominee in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily dynamic and an evolving process, the Independent Members believe that it is not always in the best interests of the Company or its shareholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and the Company at a particular point in time. Accordingly, the Independent Members reserve the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board and its committees, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In determining whether to recommend a director for re-election, the Independent Members also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Independent Members. As a matter of practice when evaluating recommended nominees for directors, the Independent Members consider the nominee’s character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all stockholders, as well as the needs of the Board.

The Independent Members will consider nominations from shareholders at the annual meeting of shareholders. However, the Board does not have a formal policy of considering shareholder nominations for inclusion in the Company’s proxy statement sent to shareholders in connection with the election of directors. The Board does not believe such a policy is necessary at this time as it has not received requests from shareholders to submit nominations to the Board or the Independent Directors. The Independent Members and the Board will continue to monitor this and evaluate whether such a policy is needed.

Compensation of Directors

Non-employee directors of the Company receive compensation of $10,000 per year, payable quarterly, plus reimbursement for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. The chairman of the Audit Committee receives an additional $3,500 per year, payable quarterly, and Audit Committee members receive an additional $2,000 per year, payable quarterly. Employee directors of the Company receive no compensation for serving on the Board or any committee thereof.

On December 28, 2000, the Company entered into a new employment agreement with Glen L. Shank, President of the Company. Mr. Shank’s employment agreement is described under the section of this Proxy Statement titled “Employment Contracts”.

Meetings of the Board and Committees

During the fiscal year ended February 1, 2004 (the “2004 Fiscal Year”), the Board of Directors of Duckwall held four meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served, which were held during the 2004 Fiscal Year.

Pursuant to the Company’s Bylaws, the Board of Directors has established Audit and Compensation Committees of the Board of Directors. There currently is no Nominating Committee or other committee of the Board of Directors performing similar functions.

The Audit Committee is governed by the Amended and Restated Audit Committee Charter approved and adopted by the Audit Committee and the Board of Directors. The Audit Committee assists the Board of Directors in fulfilling its oversight of (a) the integrity of the Company’s financial statements, financial reporting process and internal control system, (b) the Company’s compliance with legal and regulation requirements, (c) the independent auditor qualifications and independence, (d) the performance of the Company’s independent accountants, and (e) the system of internal controls, disclosure controls and procedures established by management. The Audit Committee is expected to maintain and encourage free and open communication with the independent accountants, management of the Company and the Board, and should foster adherence to the Company’s policies, procedures and practices at all levels. The audit committee is responsible for selecting, engaging and evaluating the performance of the Company’s independent auditors and for approving the scope of the engagement and the terms of their engagement letter. The Audit Committee is responsible for and has adopted a policy and procedure regarding the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The current members of the Audit Committee are Dennis A. Mullin, Jeffrey Macke, and Warren H. Gfeller. The Board of Directors has determined that each of these committee members is independent and does not have a relationship with the Company which would interfere with such member’s ability to exercise independent judgment as a member of the Audit Committee. The Board has determined that Dennis A. Mullin, the Chairman of the Audit Committee, is an “audit committee financial expert” because of his experience in preparing and reviewing financial statements. He has held the position of Chief Financial Officer of several companies, and now serves as President and Chief Executive officer of Steel and Pipe Supply Co., Inc. The Audit Committee met four times during the 2004 Fiscal Year.

The Compensation Committee makes recommendations to the Board of Directors regarding the compensation and benefits of Duckwall’s executive officers. The Compensation Committee also administers the Company’s Incentive Stock Option Plan. The current members of the Compensation Committee are Lolan C. Mackey, Jeffrey Macke, and Warren H. Gfeller. The Compensation Committee met one time during the 2004 Fiscal Year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth for the fiscal years ending February 1, 2004, February 2, 2003, and February 3, 2002, respectively, the compensation of the Company’s chief executive officer and of each of the Company’s four other most highly compensated executive officers whose remuneration for the 2004 Fiscal Year was in excess of $100,000 for services to the Company in all capacities:

Summary Compensation Table
		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Securities Underlying Options/SARs	All Other Compensation (2)
Glen L. Shank	2004	299,500	110,000	0	5,232	(3)
Chairman and President	2003	297,913	100,000	6,600	3,992	(4)
	2002	283,750	67,980	0	3,694	(5)

James E. Schoenbeck	2004	175,500	50,000	0	6,315	(3)
Senior Vice President-Operations	2003	167,500	54,000	4,500	5,075	(4)
and Advertising	2002	160,500	38,000	0	4,621	(5)

James R. Fennema	2004	171,225	45,000	0	5,266	(3)
Senior Vice President-Merchandise	2003	165,225	48,000	4,500	4,026	(4)
	2002	153,200	38,000	0	3,452	(5)

Richard A. Mansfield	2004	159,175	43,000	0	5,369	(3)
Vice President-Finance and Treasurer	2003	154,175	45,000	3,900	3,946	(4)
	2002	146,750	34,000	0	3,479	(5)

Tom L. Canfield, Jr	2004	135,500	45,000	0	5,299	(3)
Vice President-Distribution	2003	130,500	35,000	3,200	4,010	(4)
and Administration	2002	122,500	25,000	0	3,620	(5)

(1)	Reflects bonus earned for the fiscal years ending February 1, 2004, February 3, 2002, and January 28, 2001, respectively.
(2)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(3)	Includes contributions made by the Company for the 2004 Fiscal Year to the named individual’s account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the “Profit Sharing Plan”) (together with forfeitures) in the amounts of $4,331 for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $3,692 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2004 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

(4)	Includes contributions made by the Company for the 2003 Fiscal Year to the named individual’s account in the Profit Sharing Plan (together with forfeitures) in the amounts of $3,091 for Mr. Shank, Mr. Schoenbeck, and Mr. Fennema, $2,908 for Mr. Mansfield, and $2,403 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2003 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.
(5)	Includes contributions made by the Company for the 2002 Fiscal Year to the named individual’s account in the Profit Sharing Plan (together with forfeitures) in the amounts of $2,793 for Mr. Shank, $2,637 for Mr. Schoenbeck, $2,517 for Mr. Fennema, $2,441 for Mr. Mansfield, and $2,013 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2002 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

Option Grants, Exercises and Holdings

There were no grants of stock options pursuant to the 2003 Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan during the 2004 Fiscal Year to any of the named executive officers. No stock options of any of the named executive officers were repriced.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Exercised	Value Realized ($)	Number of Securities Underlying Unexercised Option at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Glen L. Shank	0	0	56,300	4,300	379,304	15,224
James E. Schoenbeck	10,000	70,295	24,875	3,125	164,060	11,740
James R. Fennema	10,000	63,367	19,438	2,563	125,930	7,780
Richard A. Mansfield	16,875	110,135	9,825	2,700	60,051	10,116
Tom L. Canfield, Jr	345	2,622	23,216	2,139	155,346	7,761

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of the Common Stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of the Common Stock on January 30, 2004 was $14.98.

Employee Stock Option Plan

In May 1993, the Company adopted the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “1993 Plan”) to encourage key employees of the Company to participate in the ownership of the Company and promote the success of the business of the Company. The stockholders approved this plan at the 1993 Annual Meeting of Stockholders. The 1993 Plan was amended in 1997 and 1998. There were 650,000 shares of Common Stock authorized for issuance upon exercise of options under the 1993 Plan. Of the 650,000 shares of Common Stock available under the 1993 Plan, an aggregate of 265,046 shares were subject to options as of April 1, 2004. The 1993 Plan expired on May 18,

2003, but the shares subject to option can be exercised until their respective expiration dates, the latest of which is March 20, 2007.

In May 2003, the Company adopted the 2003 Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “2003 Plan”). The stockholders approved this plan at the 2003 Annual Meeting of Stockholders. There were 500,000 shares of Common stock authorized for issuance upon exercise of options under the 2003 Plan. None of these shares were subject to options as of April 1, 2004.

The 1993 Plan and the 2003 Plan are administered by the Compensation Committee of the Board of Directors who are appointed by the Board. The Chief Executive Officer provides recommendations to the Compensation Committee as who might receive grants under the plans. The Compensation Committee, in its sole discretion, selects the employees to receive options based on the employee’s past material contributions to the successful performance of the Company or the expectation that the employee will make material contributions in the future.

Each outstanding option permits the holder to purchase shares of the Common Stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock.

The fair market value for each option is the mean between the high and low sales prices, if any, on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the date of the grant of the option. If no sales occurred on the grant date, the fair market value is the weighted average of the means between the highest and lowest sales on the nearest trading date before and after the date of grant. Only Key Employees of the Company were eligible to receive options.

Employment Contracts

On December 28, 2000, the Company entered into employment agreements with Messrs. Shank, Schoenbeck, Fennema, Mansfield, and Canfield, all executive officers of the Company. The respective positions and base salaries provided for in such employment agreements (as adjusted by the Company in March, 2004) for these employees are as follows:

Officer	Position	Base Salary
Glen L. Shank	Chairman of the Board and President	$299,000
James E. Schoenbeck	Senior Vice President - Operations	$180,300
James R. Fennema	Senior Vice President - General Merchandise Manager	$176,200
Richard A. Mansfield	Vice President - Chief Financial Officer	$164,000
Tom L. Canfield, Jr	Vice President - Distribution and Administration	$150,000

The Company also entered into similar employment agreements with the following non-executive officers, Vice President and Secretary Charles E. Bogan and Vice Presidents Dennis P. Alesio and John E. Hedeen, all of whom report directly to the President of the Company.

The terms of the employment agreements are two years (automatically renewed for an additional two years unless either party gives notice of its intention not to renew). The salaries payable under the employment agreements will be reviewed annually and increased at the sole discretion of the Company.

If the Company terminates an employment agreement for cause or an employee terminates without good reason, neither the Company nor the employee has any further obligations to the other. If the Company terminates an employee without cause or the employee terminates for good reason, the Company is obligated to pay the employee his salary for the remainder of the term of the employment agreement in the same intervals at which he was previously receiving such salary.

If, within one year after a Change of Control, the Company terminates an employment agreement (other than for cause or the death or disability of the employee) or an employee terminates with good reason, the Company must pay the employee a lump sum amount equal to the employee’s annual salary. In the case of Mr. Shank and Mr. Schoenbeck, their employment will terminate immediately upon a change of control and they will receive a lump sum amount equal to twice their respective annual salaries. In the case of Mr. Bogan, if a Change of Control occurs before February 1, 2006 (regardless of whether he is still employed by the Company), his employment will terminate immediately (if not previously terminated) and he will receive $250,000.

A Change in Control of the Company will be deemed to occur upon (a) a person acquiring 40% or more of the shares or voting power of the stock of the Company, (b) the hostile replacement of at least the majority of the Board of Directors, or (c) a merger or sale of substantially all of the assets of the Company.

Notwithstanding anything to the contrary, the following Compensation Committee Report and Audit Committee Report and the Company Performance Graph set forth later in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report

This report has been prepared by the Compensation Committee of the Board of Directors, which currently consists of Lolan C. Mackey, Jeffrey Macke, and Warren H. Gfeller. The Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company’s executive officers. During the 2004 Fiscal Year, the Compensation Committee was composed of three independent outside directors, none of whom is an officer or employee of the Company. The President of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation Committee meets at least annually or more frequently as the Company’s Board of Directors may request. The Compensation Committee previously engaged the services of an independent compensation consultant to assist it and has developed the following guidelines for establishing executive compensation:

Compensation Policy. The Company’s executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both its short-term and long-term earnings growth and return on investment objectives; (2) to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and (3) to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price. The Company’s compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer.

Compensation Components. The principal components of the compensation program for executive officers are base salary, annual incentive bonuses, and employee stock options. Management has been granted options in the past to provide linkage between executive pay and corporate performance and to provide incentives to continue employment with the Company. The Compensation Committee believes that the total compensation package awarded to top management is fair based upon the total compensation packages awarded to top management at comparable companies.

Base Salary. The Compensation Committee reviews each executive officer’s base salary from the previous year and, in determining whether to adjust base salary levels, takes into account the President’s recommendations and assessments of each executive’s growth and effectiveness in the performance of his or her duties and the Company’s performance. For the 2004 Fiscal Year, base salary levels for the executive officers were increased by approximately one to five percent from the fiscal year ended February 2, 2003 levels. An analysis of the role played by each individual executive in generating the Company’s performance included a consideration of the executive’s specific responsibilities, contributions to the Company’s business, and length of service.

Bonus. In addition to the executive officers who participate in the Annual Incentive Bonus Plan, certain other employees of the Company who, in the discretion of the President, are considered to be in a position to significantly influence the Company’s results or operations and level of profits are eligible to receive annual bonus awards. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate employees to achieve these goals. The selection of the persons eligible to participate in the bonus program is necessarily subjective in nature and is made after taking into account management’s assessment of each person’s level of responsibility. The company establishes a bonus pool at the beginning of each year which is included in the Company’s operating budget for that year. Each of the participants in the bonus program is evaluated based upon a number of criteria related to management skills and personal characteristics. In addition, each participant is evaluated based upon his or her accomplishments for the year compared to the goals that were established at the end of the previous year. The size of the bonus pools, the persons who are eligible to receive bonuses, the targets established for bonus participants and the amount of bonus payments can vary from year to year and are subject to the discretion of the Compensation Committee and management.

Stock Options. Since the Company’s policy is to retain qualified individuals to enable the Company to achieve both short-term and long-term earnings growth, it is important that there be a long-term component of the compensation policy. The Company’s Incentive Stock Option Plan, which was approved by the Stockholders in 1993, and amended in 1997 and 1999, has provided the vehicle for addressing long-term rewards. This Plan expired on May 18, 2003, and the 2003 Plan was approved by the Stockholders in May 2003. The 2003 Plan authorizes issuance of up to 500,000 shares. The Compensation Committee administers the Stock Option Plan. The Chief Executive Officer provides recommendations to the Compensation Committee who may grant the options at any time. The options permit the holder to purchase shares of the Company’s stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. To date, all of the options that have been granted become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date.

The Compensation Committee approved the increases in base salary of Messrs. Shank, Schoenbeck, Fennema, Mansfield and Canfield, during the 2004 Fiscal Year.

The Compensation Committee based the Company President’s compensation in Fiscal 2004 upon subjective analysis of the Company’s overall performance and individual performance criteria.

The Company has no policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

Compensation Committee Members
Lolan C. Mackey Jeffrey Macke Warren H. Gfeller

Audit Committee Report

The Audit Committee, which is composed of independent Directors and has the principal responsibilities described on page 4 of this proxy statement, has furnished the following report:

1.	The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61-Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

2.	The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), that relates to the accountants’ independence from the Company and its subsidiaries and has discussed with the independent public accounts their independence.

3.	The Audit Committee met with management periodically during fiscal 2004 to consider the adequacy of the Company’s internal controls and discussed these matters with the Company’s independent auditors. The Audit Committee also discussed with senior management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission (“SEC”) for certain of the Company’s filings with the SEC. The Audit Committee met privately with the independent auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

4.	The Audit Committee has considered whether other non-audit services provided by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with KPMG LLP the independence of that firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2004 for filing with the SEC.

Audit Committee Members
Dennis A. Mullin Jeffrey Macke Warren H. Gfeller

Compensation Committee Interlocks and Related Party Transactions

The members of the Compensation Committee during the 2004 Fiscal Year were Messrs. Mackey, Macke and Woodard. No member of the Compensation Committee was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure except as set forth below. During the 2004 Fiscal Year, Mr. Shank, an officer and director of the Company, attended Compensation Committee meetings concerning executive officer compensation, other than those relating to his own compensation.

The Chairman of the Company’s Audit Committee and a member of the Company’s Board of Directors, Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company. Mr. Mullin is also Chairman of MBI, Inc., which owns one store leased to the Company. Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company. Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own stores leased to the Company. During the 2004 Fiscal Year, the Company paid fixed rentals aggregating approximately $644,981 and percentage rentals aggregating approximately $34,311 to these entities. The Company also pays the taxes, insurance and maintenance on the stores leased from these entities. Each of the store leases has a remaining term of more than four years. Mr. Mullin did not receive any compensatory, advisory or consulting fees from the Company and other than his position as a director and Audit Committee member is not otherwise “affiliated” with the Company. The Board of Directors of the Company has reviewed the above transactions and has determined they do not result in a relationship with the Company which would interfere with Mr. Mullin’s ability to exercise independent judgment as a member of the Board of Directors or the Audit Committee.

A member of the Compensation Committee and a member of the Company’s Board of Directors, Lolan C. Mackey is a partner in Diversified Retail Solutions LLC, a retail senior management advisory firm. The Company has contracted with Diversified Retail Solutions to provide various consulting services to the Company. Mr. Mackey did not participate in the rendering of any consulting services pursuant to these agreements. During the 2004 Fiscal Year, the Company paid consulting fees aggregating approximately $238,000 and expenses of $32,131 under these agreements. The Board of Directors of the Company has reviewed the above transactions and has determined they do not result in a relationship with the Company which would interfere with Mr. Mackey’s ability to exercise independent judgment as a member of the Board of Directors or the Compensation Committee.

Glen L. Shank, James E. Schoenbeck, Richard A. Mansfield, and Tom L. Canfield, Jr. are four of the six members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the “Profit Sharing Plan”). As of March 1, 2004, the plan did not own any shares of Common Stock of the Company.

Independent Auditor

The Audit Committee has selected KPMG LLP to audit the Company’s financial statements for the fiscal year ending January 30, 2005. A member of KPMG LLP is expected to attend the annual meeting of stockholders and, if present, will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions of the stockholders.

Company Performance

The following graph compares the cumulative total return of the Company, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (assuming dividends reinvested). The graph assumes $100 was invested on October 27, 1994 in Duckwall-ALCO Stores, Inc. Common Stock, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index.

	Period Ending
Index	1/29/1995	1/28/1996	2/2/1997	2/1/1998	1/31/1999	1/30/2000	1/28/2001	2/3/2002	2/2/2003	2/1/2004

Duckwall-ALCO Stores, Inc.	102.78	108.33	145.83	161.11	147.22	86.81	68.06	121.54	106.67	166.44
Nasdaq Composite Index	97.51	137.77	180.61	213.14	333.45	520.15	365.11	256.38	176.68	274.87
Nasdaq Retail Stock
Index	90.12	101.85	125.28	146.12	178.31	145.03	112.43	132.45	106.49	156.13

Based upon the data reflected in the table, a $100 investment in the Company’s Common Stock would have a total return value of $166.44 at February 1, 2004, as compared to $274.87 for the Composite Nasdaq Index and $156.13 for the Nasdaq Retail Stock Index.

There can be no assurances that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

OWNERSHIP OF DUCKWALL COMMON STOCK

The following table sets forth certain information as of March 1, 2004 (as of December 31, 2003 for Heartland Advisors, Inc., Dimensional Fund Advisors, Inc., Franklin Resources, Inc., and Donald Smith & Co., Inc.) regarding the beneficial ownership of Duckwall Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company’s Common Stock, by each director or nominee of the Company, by each executive officer named in the Summary Compensation Table under “Executive Compensation and Other Information-Executive Compensation” and by all directors, nominees and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, nominees, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Glen L. Shank (1) (2)	64,733	1.51
James E. Schoenbeck (1) (3)	26,875	*
James R. Fennema (1) (4)	22,238	*
Richard A. Mansfield (1) (5)	9,825	*
Tom L. Canfield, Jr. (1) (6)	24,116	*
Lolan C. Mackey (7)	0	*
Jeffrey Macke (8)	666,976	15.51
Dennis A. Mullin (9)	64,167	1.49
Warren H. Gfeller (10)	0	*
KDF, a Kansas Nominee (11)	530,300	12.33
Heartland Advisors, Inc. (12)	444,820	10.35
Dimensional Fund Advisors, Inc. (13)	321,500	7.48
Franklin Resources, Inc. (14)	325,500	7.57
Donald Smith & Co., Inc. (15)	247,800	5.76
All directors and officers as a group (9 in group)	878,930	20.44

*	Less than one percent.
(1)	The address for this person is 401 Cottage Street, Abilene, KS 67410-2832.
(2)	Mr. Shank owns options to purchase 60,600 shares of Common Stock. Of those options, 56,300 are currently exercisable.
(3)	Mr. Schoenbeck owns options to purchase 28,000 shares of Common Stock. Of those options, 24,875 are currently exercisable.
(4)	Mr. Fennema owns options to purchase 22,000 shares of Common Stock. Of those options, 19,438 are currently exercisable.
(5)	Mr. Mansfield owns options to purchase 12,525 shares of Common Stock. Of those options, 9,825 are currently exercisable.

(6)	Mr. Canfield owns options to purchase 25,355 shares of Common Stock. Of those options, 23,216 are currently exercisable.
(7)	The address for Mr. Mackey is Diversified Retail Solutions LLP, 1912 N. Walton Blvd., Bentonville, AR 72712.
(8)	Jeffrey Macke owns 20,000 shares of Common Stock and is a partner in JKM Investments, LLC, which owns 62,200 shares of Common Stock. Mr. Macke beneficially owns the following shares: Macke Limited Partnership, 9,000 shares of Common Stock; Kenneth A. Macke and Kathy Macke, 415,300 shares of Common Stock; Melissa Macke, 13,800 shares of Common Stock; Michael Macke, 11,200 shares of Common Stock; Anne Macke, 2,500 shares of Common Stock; Ken Macke IRA, 38,676 shares of Common Stock; Buckshot Capital, 79,800 shares of Common Stock; Macke Foundation, 7,000 shares of Common Stock; and Lynn Odland IRA, 7,500 shares of Common Stock. The address for Mr. Macke is 2001 Union Street, Suite 320, San Francisco, CA 94123.
(9)	Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns 52,787 shares of Common Stock. The address of Steel & Pipe Supply Co., Inc., is 555 Poyntz, Manhattan, KS 66502. Mr. Mullin is also an executive officer of Business Building, Inc. which own 840 shares of Common Stock and of MBI, Inc., which owns 5,840 shares of Common Stock. Mr. Mullin is the co-trustee of a trust that owns 700 shares of Common Stock. The address for Mr. Mullin is 555 Poyntz, Manhattan, KS 66502.
(10)	The address for Mr. Gfeller is 5428 Payne Ct., Shawnee, KS 66226.
(11)	KDF is the nominee holder of shares of Common Stock on behalf of the Kansas Public Employees Retirement System. The address of KPERS is 611 S. Kansas Avenue, Suite 200, Topeka KS 66603.
(12)	The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.
(13)	The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(14)	The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403.
(15)	The address of Donald Smith & Co., Inc. is East 80 Route 4 P, Suite 360, Paramus, NJ 07652.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Board’s Audit Committee, has selected the independent certified public accounting firm of KPMG LLP as Duckwall’s independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending January 30, 2005. Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board’s decision in this regard.

KPMG LLP has served as the Company’s independent auditors since 1969. A representative of KPMG LLP is expected to be present at the Annual Meeting. If present, such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended February 1, 2004 and February 2, 2003, and fees billed for other services rendered by KPMG LLP.
	2004	2003
Audit fees	$120,000	$115,600
Audit related fees (1)	0	6,000

Audit and audit-related fees	120,000	121,600
Tax fees (2)	0	58,925
All other fees	0	0

Total fees	$120,000	$180,525

(1)	Audit-related fees consist of fees for audits of financial statements of an employee benefit plan.
(2)	Tax fees consist of fees for tax consultation and tax compliance services.

The Audit Committee selected KPMG LLP to serve as the Company’s independent accountants, after considering KPMG LLP’s independence and effectiveness. The Audit Committee pre-approves the services and the fees and other compensation to be paid to KPMG LLP by reviewing and approving the overall nature and scope of the audit process, reviewing requests to perform non-audit services to retaining KPMG LLP to perform such services and receiving and reviewing all reports and recommendations of KPMG LLP. One hundred percent (100%) of the non-audit services provided by KPMG LLP were pre-approved by the Audit Committee.

Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

The Board of Directors recommends that you vote for approval of the selection of KPMG LLP.

16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Duckwall’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Duckwall Common Stock and other equity securities. Securities and Exchange Commission regulations require directors, executive officers, and greater than 10% stockholders to furnish Duckwall with copies of all Section 16(a) reports they file.

To Duckwall’s knowledge, based solely upon review of the copies of such reports furnished to Duckwall and written representations that no other reports were required, during the 2004 Fiscal Year all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% stockholders were complied with.

OTHER BUSINESS OF THE MEETING

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

This Proxy Statement is accompanied by the Company’s 2004 Annual Report including financial statements for the year ended February 1, 2004. Upon written request to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas 67410-2832, by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its 2003 annual report on Form 10-K, together with financial statements and schedules thereto, without charge to the requesting stockholder.

COMMUNICATIONS FROM SHAREHOLDERS

The Company does not have a formal policy concerning shareholders communicating with the Board or individual Directors. However, shareholders may send communications to the Board at the Company’s business address at Duckwall-Alco Stores, Inc., 401 Cottage Street, Abilene, Kansas, 67410-2832, attention Office of the Secretary.

Upon receipt of a communication for the Board or an individual director, the office of the Secretary will promptly forward any such communication to all the members of the Board or the individual director, as appropriate. If a communication to an individual director deals with a matter regarding the Company, the Secretary or appropriate officer will forward the communication to the entire Board, as well as the individual director.

Neither the Board nor a specific director is required to respond to a shareholder communication. To avoid selective disclosure, the Board or the individual directors may respond to a shareholder’s communication only if the communication involves information which is not material or which is already public. In which case, the Board, as a whole, or the individual director may respond, if at all:

a.	directly, following consultation with the office of the Secretary or other advisors, as the Board determines appropriate;
b.	indirectly through the office of the Secretary or other designated officer, following consultation with the Secretary or other advisors, as the Board determines appropriate;
c.	directly, without additional consultation; indirectly through the office of the Secretary or other designated officer, without additional consultation; or
d.	pursuant to such other means as the Board determines appropriate from time to time.

If the communication involves material non-public information, the Board or individual director will not provide a response to the shareholder. The Company may, however, publicly provide information responsive to such communication if (following consultation with the office of the General Counsel or other advisors, as the Board determines appropriate) the Board determines disclosure is appropriate. In which case, the responsive information will be provided in compliance with Regulation FD and other applicable laws and regulations.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

It is presently anticipated that the 2005 Annual Meeting of Stockholders will be held on May 26, 2005. Stockholder proposals intended for inclusion in the proxy statement for the 2005 Annual Meeting of Stockholders must be received at the Company’s offices, located at 401 Cottage Street, Abilene, Kansas, 67410-2832, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than December 31, 2004. Proxies solicited in connection with the 2005 Annual Meeting of Stockholders shall confer discretionary voting authority on the appointed proxyholders to vote on certain stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies the Company by March 12, 2005 that such proposal will be made at the meeting. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of Duckwall.

By Order of the Board of Directors /s/ Charles E. Bogan Charles E. Bogan Secretary

April 30, 2004 Abilene, Kansas